Exhibit 99.1

For Release:  4:01 p.m. Eastern, February 23, 2012

MOLYCORP REPORTS RECORD FISCAL YEAR 2011 RESULTS

HIGHLIGHTS:

•                  Molycorp announced this week the successful launch of the sequential start-up of its new Project Phoenix rare earth manufacturing facility at Mountain Pass, which is ahead of schedule.

•                  The Company confirmed that Project Phoenix remains on its accelerated schedule, with a target of achieving a Phase 1 production run rate of 19,050 metric tons of rare earth oxide (REO) equivalent by the end of Q3 2012 (3 months earlier than originally planned) and Phase 2 mechanical completion by the end of Q4 2012 (6 months earlier than originally planned).

•                  2011 revenues were $396.8 million, up $361.7 million from 2010 revenues of $35.2 million.  2011 sales volumes at Mountain Pass increased 67% over 2010 levels, to 3,050 metric tons REO equivalent.  Consolidated sales across all segments reached 3,516 metric tons.

•                  Molycorp reported Q4 GAAP earnings per diluted share of $0.26, or $0.41 adjusted earnings per diluted share.  The Company also reported 2011 GAAP earnings per diluted share of $1.27, or $1.73 adjusted earnings per diluted share.  Adjusted EPS takes into account certain non-cash and other out-of-ordinary operational and business expansion items.

•                  The Company reported a $169.1 million increase in GAAP net income over the prior year.

Molycorp registered Q4 GAAP net sales revenue of $132.9 million, based on the sale of 886 metric tons of REO equivalent.  The Company also reported Q4 gross sales of $145.2 million based on 1,420 metric tons of REO equivalent products.

Greenwood Village, CO (February 23, 2011, 4:01 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP) (“Molycorp” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2011.

“2011 was a very successful year of accomplishment for Molycorp,” said Mark Smith, Molycorp President and Chief Executive Officer.  “We solidly turned the corner to profitability and we registered net sales of nearly $400 million.  We kept Project Phoenix tracking to an accelerated timeline, and succeeded in becoming the world’s first company outside of China to assemble a fully integrated rare earth mine-to-magnets supply chain.  We continue to produce and commercialize new products.  And, we remain laser-focused on ensuring that we are operating at peak performance so we can meet growing global demand for rare earths for years to come.”

“This Company is all about execution … about delivering what we said we would deliver,” Smith said.
“I could not be more proud of the performance of the Molycorp family.”

QUARTERLY RESULTS

Quarterly net revenues were $132.9 million, down 3.7% from $138.0 million in the third quarter of 2011 and significantly higher than $21.7 million in the fourth quarter of 2010.  By contrast, Smith noted, a weighted basket(1) of rare earths — cerium oxide, lanthanum oxide, and didymium oxide — declined 47% over the Q3-Q4 period of 2011, according to prices published by Metal-Pages.com.  Molycorp sales volumes of cerium-based products sequentially grew 237%.

Gross profit was $70.3 million, a decrease of 14.7% from the third quarter of 2011 due primarily to higher raw material and chemical costs, and a slight change in product mix.  Gross margin of 52.9% decreased 6.8 percentage points compared to the prior quarter.

Operating income during the fourth quarter of 2011 was $46.0 million, down from operating income of $66.9 million during the third quarter of 2011.  The decrease was primarily attributed to higher costs of goods sold and higher general administrative costs. However, Q4 operating income was up significantly from an operating loss during the fourth quarter 2010 of $9.9 million.

Fourth quarter net income attributable to common stockholders was $26.6 million, or $0.26 per diluted share. Adjusted EPS of $0.41 per diluted share takes into account certain non-cash and other out-of-ordinary operational and business expansion items as compared to U.S. GAAP earnings per share.

RECORD FULL YEAR FINANCIAL PERFORMANCE

Net revenues for the full year ended December 31, 2011 were $396.8 million, up $361.7 million from $35.2 million for the full year ended December 31, 2010. The increase was due to higher volumes out of Mountain Pass, higher pricing, and expanded sales from the Silmet and MMA operations, which were acquired in the second quarter of 2011.

Gross profit was $218.9 million, a substantial increase compared to a gross loss of $2.4 million during the prior year.  Gross margin was 55.2% for the year, compared to a negative margin of 6.9% during 2010.

Operating income for the full year 2011 was $152.9 million, up from an operating loss of $51.2 million during the full year 2010.

The Company generated record full year 2011 net income attributable to common stockholders of $117.5 million, or $1.27 per diluted share, compared to a loss of $50.8 million, or $0.81 per diluted share in the prior period.  On a non-GAAP, adjusted basis, 2011 diluted earnings per share was $1.73.

2011/2012 MILESTONE ACHIEVEMENTS

Molycorp achieved a number of critical business and operational milestones in 2011, and into the opening weeks of 2012.  The Company:

•                  Formally launched the sequential start-up of its new Project Phoenix facility at Mountain Pass this week.

(1)   Weighted by relative revenues from 2011 sales.

•                 Active mining at a full mine production rate of approximately 2,800 short tons of fresh rare earth ore is in full swing and has been underway for several weeks.

•                  Mechanical completion of the new Crushing Facility has been achieved and the crusher is operational.

•                  Mechanical completion and steam testing of the initial Cracking Facility has been achieved and feedstock from stockpiled material has successfullys been fed into the system.

•                  The first test firing of the turbines in the onsite Combined Heat and Power (CHP) plant will occur this week.

•                  Assembled the components of its mine-to-magnets strategy by adding metal and alloy manufacturing capabilities, through acquisitions of its Molycorp Metals and Alloy and Molycorp Silmet subsidiaries, and by signing an agreement to form a joint venture with Daido Steel and Mitsubishi Corp. to manufacture permanent rare earth magnets. Construction of the magnet production facility is underway, and operations are expected to commence by the end of 2012.

•                  Achieved its 2011 contracting goal for Phase 1 production capacity, with 78% of Phase 1 being signed in customer agreements or reserved for XSORBX™ production.

•                  Sold a total of 55 metric tons of its proprietary cerium-based XSORBX™ products in 2011, and is on track to sell 20% of its Phase 1 production capacity through XSORBX™ products by the end of 2013.

•                  Entered into a three-year supply agreement with Hitachi Metals for rare earth magnetic materials, such as didymium metal and alloy, and lanthanum oxide.

•                  Made a strategic investment in Boulder Wind Power, which has developed a rare earth magnet powered wind turbine generator that relies on permanent rare earth magnets that require no dysprosium, a rare earth that is truly scarce in today’s markets.

•                  Increased our strategic flexibility through a $390 million capital investment commitment from Molymet.

2012 OUTLOOK

As of February 23, 2012, the Company is re-affirming its annual production of REO equivalent products to be in a range of 8,000 metric tons to 10,000 metric tons for the full year.  The Company believes it is positioned for year-over-year sales growth, given existing customer orders and a growing pipeline of global business opportunities.

The Company also anticipates a change to the cost of goods sold (COGS) related to Project Phoenix ramping, as well as higher production costs on a consolidated basis.  As a result of costs necessary to successfully prepare for the accelerated completion of Project Phoenix, the ramp up to Phase 1 production levels, and increased chemical costs, Molycorp is estimating that COGS will increase slightly in 2012 on a per-kilogram basis of REO equivalent.  Many of these increases however, are expected to normalize moving into 2013 when the Company reaches higher production levels.  The Company added that it has sufficient working capital to execute on its stated strategy and its balance sheet remains strong.

Commenting on the new outlook, Smith continued, “Our primary focus remains on executing Project Phoenix and bringing a stable supply of rare earth products to global markets. As we begin the sequential start-up of Project Phoenix, we are shifting into a year of transition to test and ramp our new production capacity. We remain on track in making the necessary investments in our business, to improve our operating and financial performance, and deliver sustainable value for all Molycorp shareholders.”

CONFERENCE CALL TODAY AT 4:30 P.M. EASTERN

Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EST, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer.  Investors interested in participating in the live call from the U.S. should dial +1 (866) 543-6403 and reference passcode number 49932366. Those calling from outside the U.S. should dial +1 (617) 213-8896 and use the same confirmation number.  A telephone replay will be available approximately two hours after the call concludes through March 23, 2012 by dialing +1 (888) 286-8010 from the U.S., or +1 (617) 801-6888 from international locations, and entering passcode: 84743189.

There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com/investors. The webcast will be archived on the website for 90 days.

FINANCIAL STATEMENTS AND SUPPLEMENTARY TABLES

MOLYCORP, INC.

(A Company in the Development Stage)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$418,855	$316,430
Trade accounts receivable	70,679	16,421
Inventory	111,943	18,822
Deferred charges	7,318	—
Prepaid income taxes	10,514	—
Prepaid expenses and other assets	19,735	1,759
Total current assets	639,044	353,432

Non-current assets:
Deposits	$23,286	$26,200
Property, plant and equipment, net	561,628	93,966
Inventory	4,362	5,212
Intangible assets, net	3,072	639
Investments	20,000	—
Goodwill	3,432	—
Other assets	301	111
Total non-current assets	616,081	126,128
Total assets	$1,255,125	$479,560

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$161,587	$13,009
Accrued expenses	12,898	4,225
Deferred tax liabilities	1,356	—
Debt	1,516	—
Short-term borrowing - related party	870	3,085
Current portion of asset retirement obligation	396	393
Total current liabilities	178,623	20,712

Non-current liabilities:
Asset retirement obligation	$15,145	$12,078
Deferred tax liabilities	18,899	—
Debt	196,545	—
Other non-current liabilities	683	257
Total non-current liabilities	231,272	12,335
Total liabilities	$409,895	$33,047
Commitments and contingencies

Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at December 31, 2011	84	82
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2011	2	—
Additional paid-in capital	838,547	539,866
Accumulated other comprehensive loss	(8,481)	—
Surplus (deficit) accumulated during the development stage	15,078	(93,435)
Total equity	845,230	446,513
Total liabilities and equity	$1,255,125	$479,560

MOLYCORP, INC.

(A Company in the Development Stage)

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share amounts)

				Total from
				June 12, 2008
	Year Ended December 31			(Inception) Through
	2011	2010	2009	December 31, 2011
Sales	$396,831	$35,157	$7,093	$441,218
Operating costs and expenses:
Cost of goods sold	(177,890)	(37,591)	(21,785)	(250,293)
Selling, general and administrative (Includes stock-based compensation of $4,508 in 2011, $28,739 in 2010, $241 in 2009, and $33,638 from inception through December 31, 2011)	(64,387)	(47,513)	(12,685)	(127,564)
Depreciation and amortization	(733)	(319)	(191)	(1,262)
Accretion expense	(955)	(912)	(1,006)	(3,123)
Operating income (loss)	152,866	(51,178)	(28,574)	58,976

Other income (expense):
Other income	(153)	155	181	237
Foreign currency transaction losses, net	(5,415)	—	—	(5,415)
Interest (expense) income, net	(388)	249	(194)	(323)
	(5,956)	404	(13)	(5,501)
Income (loss) before income taxes	146,910	(50,774)	(28,587)	53,475
Income tax expense	(28,576)	—	—	(28,576)
Net income (loss)	118,334	(50,774)	(28,587)	24,899
Net loss (income) attributable to noncontrolling interest	(808)	—	—	(808)
Net income (loss) attributable to Molycorp stockholders	$117,526	$(50,774)	$(28,587)	$24,091

Net income (loss)	$118,334	$(50,774)	$(28,587)	$24,899
Other comprehensive income:
Foreign currency translation adjustments	(8,481)	—	—	(8,481)
Comprehensive income (loss)	$109,853	$(50,774)	$(28,587)	$16,418

Comprehensive income (loss) attributable to:
Molycorp stockholders	$109,468	$(50,774)	$(28,587)	$16,033
Noncontrolling interest	385	—	—	385
	$109,853	$(50,774)	$(28,587)	$16,418

Weighted average shares outstanding
(Common shares) (1)
Basic	83,454,221	62,332,054	39,526,568	58,197,912
Diluted	85,220,017	62,332,054	39,526,568	58,694,839
Income (loss) per share of common stock :
Basic	$1.29	$(0.81)	$(0.72)	$0.24
Diluted	$1.27	$(0.81)	$(0.72)	$0.25

(1) Weighted average shares outstanding include the retroactive treatment of exchange ratios for conversion of Class A common stock and Class B common stock to common stock in conjunction with the initial public offering.

MOLYCORP, INC.

(A Company in the Development Stage)

Consolidated Statements of Cash Flows

(In thousands)

				Total from
	Year Ended			June 12, 2008
	December 31,			(Inception) through
	2011	2010	2009	December 31, 2011
Cash flows from operating activities:
Net income (loss)	$118,334	$(50,774)	$(28,587)	$24,899
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,272	6,015	3,896	25,118
Amortization of convertible notes	674	—	—	674
Accretion of asset retirement obligation	955	912	1,006	3,123
Deferred income tax expense	2,924	—	—	2,924
Non-cash inventory write-downs	3,776	3,473	9,035	25,793
Non-cash share-based compensation expense	4,671	28,739	241	33,801
Impairment of fixed assets	—	3,114	—	3,114
Foreign currency transaction losses, net	5,415	—	—	5,415
Loss on disposal of fixed assets	1,296	—	—	1,296
Other operating adjustments	637	(59)	2	580
Net change in operating assets and liabilities	(109,989)	(20,137)	(7,964)	(142,200)

Net cash provided by (used in) operating activities	42,965	(28,717)	(22,371)	(15,463)

Cash flows from investing activities:
Acquisition of the Mountain Pass facility	—	—	—	(82,150)
Cash paid in connection with acquisitions, net of cash acquired	(30,023)	—	—	(30,023)
Proceeds from sale of investment in joint venture	—	—	9,700	9,700
Cash paid to acquire non-marketable securities	(20,000)	—	—	(20,000)
Deposits	2,897	(26,200)	—	(23,303)
Capital expenditures	(302,180)	(33,129)	(7,285)	(342,915)
Other assets	(119)	(111)	—	(230)
Proceeds from sale of assets	35	9	5	49

Net cash used in investing activities	(349,390)	(59,431)	2,420	(488,872)

Cash flows provided by financing activities:
Capital contributions from original stockholders	—	15,000	18,004	125,004
Repayments of short-term borrowings — related party	(3,150)	(1,107)	—	(4,257)
Repayments of debt	(4,428)	—	—	(4,428)
Net proceeds from sale of common stock in conjunction with the initial public offering	—	378,633	—	378,633
Net proceeds from sale of preferred stock	199,642	—	—	199,642
Net proceeds from sale of convertible notes	223,100	—	—	223,100
Payments of financing costs	—	(185)	—	(185)
Payments of preferred dividends	(9,015)	—	—	(9,015)
Proceeds from exercise of options	—	300	50	350
Proceeds from short-term borrowings — related party	—	5,008	6,637	11,645
Proceeds from debt	5,131	—	—	5,131

Net cash provided by financing activities	411,280	397,649	24,691	925,620
Effect of exchange rate changes on cash	(2,430)	—	—	(2,430)
Net change in cash and cash equivalents	102,425	309,501	4,740	418,855
Cash and cash equivalents at beginning of the period	316,430	6,929	2,189	—

Cash and cash equivalents at end of period	$418,855	$316,430	$6,929	$418,855

SEGMENT INFORMATION

	Molycorp Mountain Pass Year Ended December 31, 2011	Molycorp Sillamäe April 1, 2011 - December 31, 2011	Molycorp Tolleson April 15, 2011 - December 31, 2011	Other	Eliminations	Total Molycorp, Inc.
Year Ended December 31, 2011 (In thousands)
Sales:
External	$253,563	$86,496	$56,772	$—	$—	$396,831
Intersegment	55,155	13,902	—	—	(69,057)	—
Total sales	308,718	100,398	56,772	—
Cost of goods sold	(78,890)	(86,789)	(53,826)	—	41,615	(177,890)
Selling, general and administrative expenses	(61,535)	(2,499)	(615)	(530)	792	(64,387)
Depreciation, amortization and accretion expense	(1,378)	(279)	—	(31)	—	(1,688)

Operating income (loss)	166,915	10,831	2,331	(561)	(26,650)	152,866
Other (expense) income	(287)	(5,680)	11	—	—	(5,956)
Income (loss) before income taxes	$166,628	$5,151	$2,342	$(561)	$(26,650)	$146,910
Total assets at December 31, 2011	$1,249,998	$118,001	$30,061	$794	$(143,729)	$1,255,125
Capital expenditures (accrual basis excluding capitalized interest)	$401,047	$8,170	$—	$—	$—	$409,217

EARNINGS PER SHARE

		Total from
		June 12, 2008
	Year	(Inception)
	Ended	Through
	December 31,	December 31,
(In thousands, except share and per share amounts)	2011	2011
Net income attributable to Molycorp stockholders	$117,526	$24,091
Cumulative undeclared and paid dividends on preferred stock	(9,962)	(9,962)
Net income attributable to common stockholders	107,564	14,129
Weighted average common shares outstanding—basic	83,454,221	58,197,912
Basic earnings per share	$1.29	$0.24

Net income attributable to common stockholders	$107,564	$14,129
Effect of dilutive Notes	413	413
Income attributable to common stockholders, adjusted for the effect of dilutive Notes	107,977	14,542
Weighted average common shares outstanding—dilutive	85,220,017	58,694,839
Dilutive earnings per share	$1.27	$0.25

PRODUCT REVENUE / VOLUME / ASP TABLE

Product Revenues, Volumes

	Twelve Months Ended December 31,		Three Months Ended
Revenues (in thousands)	2011	2010	Dec 31, 2011
REO Equivalent Products
Didymium Products	$101,410	$9,020	$32,654
Neodymium Products	27,426	18	9,035
Praseodymium Products	7,557	171	2,527
Lanthanum Products	91,702	13,758	22,494
Cerium Products	59,825	10,143	13,846
Other REO Products	5,108	2,047	530
Rare Earth Alloys	48,388	—	28,940
Subtotal REO Equivalent	341,416	35,157	110,026

Rare Metals (Nb, Ta)	46,280	—	19,423
Other	9,135	—	3,457
Total Net Revenues	$396,831	$35,157	$132,906

	Twelve Months Ended December 31,		Three Months Ended
Volumes (in metric tons)	2011	2010	Dec 31, 2011
REO Equivalent Products
Didymium Products	539	197	166
Neodymium Products	137	—	50
Praseodymium Products	52	4	17
Lanthanum Products	1,830	1,305	382
Cerium Products	772	252	219
Other REO Products	39	72	0
Rare Earth Alloys	147	—	52
Subtotal REO Equivalent	3,516	1,830	886

Rare Metals	260	—	92
Other	3,182	—	616
Total Product Volumes	6,958	1,830	1,594

	Twelve Months Ended December 31,		Three Months Ended
Avg Selling Price per kg	2011	2010	Dec 31, 2011
REO Equivalent Products
Didymium Products	$188	$46	$197
Neodymium Products	$200	$—	$180
Praseodymium Products	$146	$43	$149
Lanthanum Products	$50	$11	$59
Cerium Products	$77	$40	$63
Other REO Products	$131	$28	$2,120
Rare Earth Alloys	$329	$—	$555
Subtotal REO Equivalent	$97	$19	$124

Rare Metals	$178	$—	$211
Other	$3	$—	$6
Average selling price	nm	nm	nm

nm = not material

NON-GAAP ADJUSTED NET INCOME

Adjusted EPS is a non-GAAP measure that excludes certain non-cash items and other out-of-ordinary operational and business expansion items. The Company’s management believes adjusting out these items, including but not limited to purchase accounting adjustments, stock-based compensation, out-of-ordinary expenses/income and other miscellaneous charges is useful to investors because it provides an overall understanding of the Company’s historical financial performance and future prospects. Management believes adjusted EPS is an indication of the Company’s base-line performance. Exclusion of these items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance.

Molycorp, Inc.

Non-GAAP financial measures

Adjusted Net Income (Loss)

	Year ended	Three months ended
	December 31,	December 31,
(in thousands, except per share data)	2011	2011
Net income (loss) attributable to Molycorp stockholders	$117,526	$26,579
Certain non-cash items:
Stock-based compensation	4,508	586
Inventory write-downs	3,776	2,191
Impact of purchase accounting on cost of inventory sold (1)	10,226	—
Net (gain)/loss on asset sales	1,243	1,206

Out of the ordinary items:
Water removal	6,222	5,181
Revenue sharing agreement	8,581	3,952
Project Phoenix non-capitalizable costs	780	514
Organization and operations consulting costs	4,347	—

Business Expansion items:
Due diligence and other transaction expenses	6,978	2,023
Other business expansion expenses	10,515	4,449
Income tax effect of above adjustments (2)	(17,456)	(6,985)
Adjusted net income (loss)	$157,246	$39,696
Cumulative paid and undeclared dividends on preferred stock	(9,962)	(3,795)
Effect of dilutive 3.25% Convertible Notes	413	—
Adjusted net income (loss) attributed to common stockholders for dilutive EPS purposes	147,697	35,901
Weighted average diluted shares outstanding	85,220,017	87,069,711
Adjusted diluted net income (loss) per share of common stock	$1.73	$0.41

(1) Purchase price adjustment to Molycorp Sillamäe’s inventory related to inventory sold as of 9/30/2011.

(2) The income tax effects for the three-months and the year ended December 31, 2011, were calculated using the combined statutory U.S. federal and state (net of federal benefit) tax rate of 39% applied to the total of all adjustments attributable to the Company’s operations in the United States. All adjustments are attributable to the Company’s U.S. operations, except for the impact of purchase accounting on cost of inventory sold, which is attributable to the Company’s operation in Sillamäe, Estonia.

NON-GAAP GROSS SALES

Gross sales is a non-GAAP measure that is included to provide additional detail on segment operations and vertical integration strategy. The Company’s management believes this presentation provides a better understanding of the performance of each operating segment in terms of production volumes, inventory allocation, and costs.

Year Ended December 31, 2011 (In thousands)	Molycorp Mountain Pass Year Ended December 31, 2011	Molycorp Sillamäe April 1, 2011 - December 31, 2011	Molycorp Tolleson April 15, 2011 - December 31, 2011	Total Molycorp, Inc.
Sales:
Sales net of intercompany transfers	$253,563	$86,496	$56,772	$396,831
Intersegment	55,155	13,902	—	—
Total gross sales	$308,718	$100,398	$56,772	$465,888

Three Months Ended December 31, 2011 (In thousands)	Molycorp Mountain Pass	Molycorp Sillamäe	Molycorp Tolleson	Total Molycorp, Inc.
Sales:
Sales net of intercompany transfers	$72,613	$28,219	$32,073	$132,905
Intersegment	8,672	3,612	—	12,284
Total gross sales	$81,285	$31,831	$32,073	$145,189

# #  #

FOR MORE INFORMATION:

Company Contacts:

Jim Sims, +1 (303) 843-8062

Vice President Corporate Communications

Jim.Sims@Molycorp.com

Brian Blackman, +1 (303) 843-8067

Senior Manager, Investor Relations

Brian.Blackman@Molycorp.com

ABOUT MOLYCORP

With offices in the U.S., Europe, and Japan, Molycorp, Inc. is the largest REO producer outside of China.  In addition to its current production of rare earth oxides at its flagship rare earth mine and processing facility at Mountain Pass, California, the Company produces rare earth metals, rare earth alloys (such as neodymium- iron-boron and samarium-cobalt alloys) and rare metals such as niobium and tantalum. The rare earths and rare metals Molycorp produces are critical inputs in existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; advanced water treatment technology for use in industrial, military and outdoor recreation applications; and other technologies. For more information, please visit http://www.molycorp.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that represent Molycorp’s beliefs, projections and predictions about future events or Molycorp’s future performance. Forward-looking statements can be identified by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause Molycorp’s actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: Molycorp’s ability to secure additional capital to implement its business plans; Molycorp’s ability to complete its  initial modernization and expansion efforts, including the accelerated start-up of the Mountain Pass facility, which management refers to as Project Phoenix Phase 1, and the second phase capacity expansion plan, which management refer to as Project Phoenix Phase 2, and reach full planned production rates for REOs and other planned downstream products, in each case within the projected timeframe; the final costs of the Project Phoenix Phase 1, including with accelerated start-up of the Mountain Pass facility, and Project Phoenix Phase 2, which may differ from estimated costs; uncertainties associated with Molycorp’s reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earths materials; Molycorp’s ability to successfully integrate recently acquired businesses; Molycorp’s ability to reach definitive agreements for a joint venture to manufacture neodymium-iron-boron permanent rare earth magnets; the satisfaction of the closing conditions necessary to complete Molymet’s investment, including our receipt of necessary government regulatory approvals; Molycorp’s ability to maintain appropriate relations with unions and employees; Molycorp’s ability to successfully implement its “mine-to-magnets” strategy; environmental laws, regulations and permits affecting Molycorp’s business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by Molycorp; and uncertainties associated with unanticipated geological conditions related to mining.

For more information regarding these and other risks and uncertainties that Molycorp may face, see the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended

December 31, 2011 and of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011. Any forward-looking statement contained in this press release or the Annual Report on Form 10-K or the Quarterly Report on Form 10-Q reflects Molycorp’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to Molycorp’s operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. Molycorp assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.